Exhibit 4.1

[EXECUTION COPY]

AMENDMENT TO RIGHTS AGREEMENT

This AMENDMENT, dated as of March 7, 2006 (this “Amendment”) to the Rights Agreement, dated as of June 24, 2005 (the “Rights Agreement”), by and between SOURCECORP, Incorporated, a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company proposes to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among CorpSource Holdings, LLC (“Purchaser”), CorpSource MergerSub, Inc. (“Merger Sub”) and the Company;

WHEREAS, the board of directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby are fair to and in the best interests of the Company and the stockholders of the Company; and

WHEREAS, Section 27 of the Rights Agreement permits the Company, in its sole and absolute discretion, to amend the Rights Agreement in the manner provided therein at any time prior to the Distribution Date, and there has not been a Distribution Date.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

Section 1. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended to add the following before the last sentence of Section 1(a):

“Notwithstanding anything to the contrary in this Agreement, none of CorpSource Holdings, LLC (‘Purchaser’), CorpSource MergerSub, Inc. (‘Merger Sub’), or any of their Affiliates, Jana Piranha Master Fund Ltd. (“Jana”), or any director, employee, or officer of the Company or any of its Subsidiaries, shall be deemed to be an Acquiring Person as a result of (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger dated as of March 7, 2006 (as amended, modified or supplemented from time to time, the ‘Merger Agreement’), among the Company, Parent and Merger Sub, (ii) the merger of the Merger Sub with and into the Company, (iii) the consummation of any other transaction contemplated by the Merger Agreement (including, without limitation, the execution, delivery or performance of their respective obligations under the Support Agreement to be entered into between the Purchaser and Jana) or (iv) at all times prior to the termination of the Merger Agreement, any investment or commitment to invest in securities of Purchaser (each of (i) – (iv) being a “Permitted Event” and collectively referred to herein as the ‘Permitted Events’).”

Section 2.    The Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of Section 1(l) of the Rights Agreement:  “Notwithstanding

anything in this Rights Agreement to the contrary, a Share Acquisition Date shall not occur or be deemed to occur as a result of any Permitted Event.”

Section 3.     The Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of Section 1(n) of the Rights Agreement:  “Notwithstanding anything in this Rights Agreement to the contrary, a Triggering Event shall not occur or be deemed to occur as a result of any Permitted Event.”

Section 4. The Rights Agreement is hereby amended and supplemented by adding the following sentence to the end of Section 3(a) of the Rights Agreement:  “Notwithstanding anything to the contrary in this Agreement, a Distribution Date shall not occur or be deemed to occur as a result of any Permitted Event.”

Section 5. The Rights Agreement is hereby further amended by deleting and replacing clause (i) of Section 7(a) of the Rights Agreement in its entirety with the following:

“(i) (A) June 24, 2015 or (B) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest to occur of the events described in clauses (A) or (B) of this Section 7(a) shall be referred to as the ‘Final Expiration Date’)”

Section 6. This Section 6 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 27 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to their knowledge this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27 of the Rights Agreement.

Section 7. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof. This Amendment and the Rights Agreement, as hereby amended, shall constitute one and the same instrument.

Section 8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware without regards to conflicts of laws, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 10. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first written above.

SOURCECORP, INCORPORATED

By:	/s/ Thomas C. Walker
Name: Thomas C. Walker
Title: Chairman

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President